Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Sotherly Hotels Inc. (formerly MHI Hospitality Corporation)

410 West Francis Street

Williamsburg, Virginia 23185

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Sotherly Hotels Inc. (formerly MHI Hospitality Corporation) and Sotherly Hotels LP (formerly MHI Hospitality, L.P.) of our report dated March 16, 2012, relating to our audit of the consolidated financial statements of Sotherly Hotels Inc. and subsidiaries (formerly MHI Hospitality Corporation), which appears in the Annual Report on Form 10-K of Sotherly Hotels Inc. (formerly MHI Hospitality Corporation) for the year ended December 31, 2011.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Witt Mares, PLC

Norfolk, VA

October 10, 2014